Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAVVIS COMMUNICATIONS CORPORATION,

a Delaware corporation

* * * *

SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by unanimous written consent dated April 20, 2004, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation, as amended, of SAVVIS Communications Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of SAVVIS Communications Corporation be amended by deleting Article 4.1 in its entirety and substituting therefor the following so that, as amended, said Article shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,550,000,000, of which 1,500,000,000 of such shares shall be common stock, all of one class, having a par value of $.01 per share (“Common Stock”), and 50,000,000 of such shares shall be preferred stock, having a par value of $.01 per share (“Preferred Stock”).”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SAVVIS COMMUNICATIONS CORPORATION has caused this Certificate to be signed by Grier C. Raclin, its Chief Legal Officer and Corporate Secretary, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this 7th day of July 2004.

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Grier C. Raclin

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